Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 17, 2013, relating to the financial statements and financial highlights which appear in the October 31, 2012 Annual Report to Shareholders of Thrivent Mutual Funds and our report dated February 19, 2014, relating to the financial statements and financial highlights which appear in the December 31, 2013 Annual Report to Shareholders of Thrivent Natural Resources Fund, Thrivent Growth and Income Plus Fund (formerly Thrivent Equity Income Plus Fund) and Thrivent Diversified Income Plus Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

February 27, 2014